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                                                                  EXHIBIT 10(a)

                             TRANSITION AGREEMENT

     This Transition Agreement is entered into this 30th day of January, 1997 and is by and between the executive executing this agreement on the last page hereof ("Executive") and Omega Environmental, Inc. ("Company").

     WHEREAS, the employment arrangements currently in place between Executive and Company do not address or provide any protection for Executive or Company in the event of a Change in Control of Company; and

     WHEREAS, should Company receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of, Company, the Board of Directors of Company believes it imperative that Company be able to rely on Executive's advice as to the best interest of Company and its shareholders without concern that Executive might be distracted by the personal uncertainties and risks created by such a proposal.

     NOW, THEREFORE, Executive and Company hereby agree as follows:

     1. In the event a third person begins a tender or exchange offer, circulates a proxy to shareholders, or takes another step to effect a Change of Control (as defined in Section 9 hereof) of Company, Executive agrees that he will not voluntarily leave the employ of Company, and will render the services as contemplated in his employment offer, until the third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

     2. In the event Executive's employment with the Company (including its subsidiaries) is involuntarily terminated (as defined in Section 7 hereof), other than as a consequence of his death or disability, or of his retirement at or after his normal retirement date under Company's pension or other retirement plans, within one and one-half (1 1/2) years after a Change of Control of Company (a "Covered Termination"), each of the following payments, less required withholding taxes, shall be made by Company to Executive not later than thirty
(30) days after the date of such Covered Termination:

          (a) BASE SALARY. An amount in cash equal to two (2) times the amount of Executive's base salary (as defined below). Base Salary is the greater of the Executive's annual base salary (x) immediately prior to the Change in Control or (y) on the effective date of his Covered Termination. Any payments made hereunder are in lieu of any lump sum payment of base salary required under any employment arrangements currently existing between Executive and Company.

          (b) BONUS. An amount in cash equal to the amount of Executive's Target Incentive Level for an Award under the Company's Performance Compensation System as in effect on his date of Covered Termination, or, if greater, as in effect immediately prior to the Change in Control.

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          (c)  401 (K) PLAN.  An amount in cash equal to the amount contributed by Company under the Company's 401(k) Retirement Plan (the "401(k) Plan") to Executive's "Company Contribution Account," as such term is defined in the 401(k) Plan, for the year ending immediately prior to the Change in Control.

          (d) In the event of Executive's re-employment by the Company or any new parent company within one year of a Covered Termination, the Executive agrees to return a prorated portion of the payments in 2(a)-2(c) above remaining after Executive's taxes on such payments, such proration being determined on a monthly basis over the first year following a Covered Termination. Executive also agrees that his Benefits would promptly revert to the level normally provided other Executives.

     3. BENEFITS. Company agrees that for the period beginning on the date of Executive's Covered Termination and ending on the first to occur of (i) the date of Executive's re-employment or (ii) the last day of the twelfth (12th) month following the date of Executive's Covered Termination, Company shall provide under Executive's COBRA election medical and dental insurance, life insurance, accidental death and dismemberment insurance and disability protection no less favorable to (including with respect to any costs borne by Executive) than the better of (a) the coverage provided by Company immediately prior to the Change of Control or (b) the coverage provided by Company immediately prior to Executive's date of Covered Termination.

     4. SUPPORT. Without in any way limiting any pre-existing agreements between Company and Executive, in the event of a Covered Termination, Company
(a) will assist Executive with executive outplacement up to a cost of $50,000, and (b) will provide secretarial assistance and office space from which Executive may conduct employment efforts for a period of up to one year at no cost to Executive.

     5. STOCK OPTIONS. Upon a Change in Control, all of Executive's stock options become fully vested and exercisable immediately for a period of the lesser of one year or their current remaining term. In the event of a Covered Termination, Company shall pay to Executive, in respect of each option to purchase common stock of the Company granted to Executive under Company's 1990 Stock Option Plan, as amended (the "Stock Option Plan") that is then outstanding (and that has not been exercised) an amount in cash equal to the excess, if any, of the higher of (a) the Closing Price per share of Company's common stock on the Executive's termination date or (b) the highest per share price actually paid in connection with any Change of Control (such higher amount being hereinafter referred to as "Fair Market Value") over the exercise price, multiplied by the total number of shares of Company's common stock subject to such option. Such payment shall be in consideration of a cancellation of any rights which Executive may have in said stock options.

     6. EMPLOYEE'S COMMITMENT. In consideration for the benefits accorded Executive hereunder, Executive agrees that:

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          (a)  During the life of this agreement Executive will faithfully perform his duties to the best of his ability and in accordance with the directions of the Board, provided that after a Change in Control of the Company such directions do not constitute good reason for Executive to terminate his employment; and Executive will devote to the performance of his duties his full working time, attention and energies;

          (b) Executive will not at any time during the life of this Agreement, or thereafter, communicate or disclose to any unauthorized person, or use for his own account, without the written consent of the Company, any processes, equipment or products of the Company or any subsidiary, or other information concerning their business or affairs, suppliers or customers, it being understood, however, that the obligations of this paragraph shall not apply to the extent that the aforesaid matters become generally known to and available for use by the public otherwise than by Executive's act or omission.

     7. INVOLUNTARY TERMINATION. For purpose of this agreement, Executive's employment with Company (including its subsidiaries) shall be deemed to have been involuntarily terminated by Company if (a) Executive's employment is terminated by Company for a reason other than for cause (which for purposes of this Transition Agreement shall mean Executive's gross negligence, habitual neglect or willful misconduct in performance of the duties and services required of him pursuant to his employment offer or Executive's final conviction of a felony or of a misdemeanor involving moral turpitude) or (b) Executive terminates his employment with Company within sixty (60) days of the occurrence of one or more of the following events: (i) a substantial adverse alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that Company may no longer be a public company); (ii) the assignment to Executive of any duties inconsistent with his status as an executive officer of Company; (iii) a reduction by Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of Company and all executives of any person in control of Company; (iv) Company's requiring Executive to be permanently based anywhere other than the continental United States except for required travel on Company's business to an extent substantially consistent with Executive's present business travel obligations; (v) the failure by Company to continue in effect compensation plans that, in the aggregate, provide Executive with benefits not materially less favorable than those provided to Executive immediately prior to the Change in Control under Company's pension, profit sharing, bonus, incentive, life insurance, health, accident, disability and other employee benefit plans, programs or arrangements (other than stock-based compensation plans, programs or arrangements); or (vi) the taking of any action by Company that would materially adversely affect the physical conditions existing at the time of the Change in Control in or under which Executive performs his employment duties; PROVIDED, HOWEVER, that a termination of employment by Executive pursuant to clause (ii), (iii), (iv), (v) or (vi) of this Section 7 shall not fail to constitute an involuntary termination within the meaning of this Section 7 merely because the event set forth in any such clause is primarily attributable to the fact that Company is no longer a public company; and PROVIDED, FURTHER, that for purposes of this subsection (b), any good faith determination of an event described in clauses (i)-(vi) made by the Executive shall be

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conclusive; or (c) Executive's employment is terminated by the Company for a reason other than for cause in anticipation of a Change in Control or at the request of a third party seeking to cause a Change in Control.

     8. OTHER AGREEMENTS. Upon a Change in Control, the provisions of Executive's Confidentiality, Noncompetition And Nonsolicitation Agreement shall not be construed to prohibit Executive from seeking or continuing employment with any third person who may acquire 50% or more of the outstanding common shares of the Company nor shall the provisions of Section 1 (Noncompetition) be enforced by the Company.

     9.   DEFINITION OF CHANGE OF CONTROL.   A "Change in Control" shall mean
any of the following events:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by an corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

          (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of

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the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions their ownership, immediately prior to such Business Combination of the outstanding Company voting securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existing prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

     10. RELATION TO OTHER BENEFIT PLANS. Except for the specific references above to the existing employment arrangements between Executive and Company, nothing in this Transition Agreement shall be deemed to alter or be in lieu of any entitlements due Executive under the benefit plan or policies of Company in existence on the date hereof. In the event any benefit plan or policy of Company shall provide for earlier vesting or payment to Executive (e.g., stock options, stock appreciation rights or stock grants) than set forth herein then the terms of the plan or policy shall govern.

     11. SUCCESSORS. This Transition Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Company and its successors or assigns, but neither this Transition Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

     12.  REDUCTION IN PAYMENTS

          (a) For purposes of this section, (i) "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Transition Agreement or otherwise; (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Transition Agreement (disregarding this Section); (iii) "Net After Tax Receipt" shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the immediately preceding taxable year; (iv) "Present Value" shall mean such value determined in accordance with Section 280G
(d)(4) of the Code; and (v) "Safe Harbor" shall mean the sum of $1.00 less than three times the Executive's "base amount" within the meaning of that term in
Section 280G of the Code.

          (b) Anything in this Transition Agreement to the contrary notwithstanding, in the event KPMG Peat Marwick LLP (the "Accounting Firm") shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, it shall determine whether the receipt of the Safe Harbor would result in greater Net After Tax Receipts to the Executive than receipt of all the Agreement Payments. If said firm determines that the receipt of

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the Safe Harbor would so result, the aggregate Agreement Payments shall be reduced to the Safe Harbor.

          If the Accounting firm determines that aggregate Agreement Payments should be reduced to the Safe Harbor, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Safe Harbor), and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Safe Harbor) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon Company and Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of Executive such Agreement Payments as are then due to Executive under this Transition Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such Agreement Payments as become due to Executive under this Transition Agreement.

          (c) While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After Tax Receipts to Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will not have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Transition Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Transition Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872 (f) (2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines than an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in
Section 7872 of the Code.

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     13.  REIMBURSEMENT.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses (up to a maximum amount of $75,000) which the Executive may reasonably incur as a result of any content (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Transition Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Transition Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 of the Code.

     14. MISCELLANEOUS. No provision of this Transition Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by an officer of the Company specially designated by the Board of Directors of the Company. No waiver at any time by either party hereto of the breach of any condition or provision of this Transition Agreement, or of compliance by the other party with the same, shall be deemed a waiver of any other condition or provision at the same or at any other time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party other than those set forth expressly in this Transition Agreement. The validity, interpretation, construction and performance of this Transition Agreement shall be governed by the laws of the State of Washington.

     15. ARBITRATION. Any dispute or controversy arising under or in connection with this Transition Agreement shall be settled exclusively by arbitration in King County, Washington by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Pending the resolution of such dispute or controversy, the Company will continue to pay Executive his full base salary in effect when the notice giving rise to the dispute was given and continue Executive as a participant in all thrift, incentive, compensation, pension, life insurance, health and accident or disability plans in which Executive was participating when the notice giving rise to the dispute was given. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that (a) Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Transition Agreement and (b) in the event the Arbitrator confirms Executive's termination as not being a Covered Termination, the Executive agrees to promptly return the after-tax cash payments received by Executive pursuant to this section.

     IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the day and year first above written.

OMEGA ENVIRONMENTAL, INC.          EXECUTIVE

By:  /s/ Dan E. Steigerwald        /s/ Louis J. Tedesco
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Its: CFO                           Louis J. Tedesco




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